Exhibit (23)

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wells Fargo Real Estate Investment Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-198948) on Form S-3 of Wells Fargo Real Estate Investment Corporation of our report dated March 1, 2019, with respect to the balance sheets of Wells Fargo Real Estate Investment Corporation as of December 31, 2018 and 2017, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule, Schedule IV – Mortgage Loans on Real Estate, which report appears in the December 31, 2018 annual report on Form 10-K of Wells Fargo Real Estate Investment Corporation.
/s/    KPMG LLP

Des Moines, Iowa
March 1, 2019